UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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IntriCon Corporation

(Name of Registrant as Specified In Its Charter)

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INTRICON CORPORATION
1260 Red Fox Road
Arden Hills, Minnesota 55112

March 18, 2014

Dear Shareholder:

          It is my great pleasure to invite you to attend the 2014 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, April 23, 2014 at 11:30 a.m., local time, at the Hampton Inn North located at 1000 Gramsie Road, Shoreview, Minnesota 55126.

          At this year’s Annual Meeting our shareholders will vote on the following:

•	the election of one director to hold office for a term of three years and until his successor is duly elected and qualified;

•	an advisory vote on executive compensation, referred to as “say-on-pay”; and

•	the ratification of the appointment of Baker Tilly Virchow Krause, LLP, as IntriCon Corporation’s independent registered public accounting firm for fiscal year 2014.

          The official notice of the Annual Meeting, together with the proxy statement and proxy card, are enclosed.

          The vote of every shareholder is important. Therefore, whether or not you expect to attend the meeting in person, I urge you to sign and date the enclosed proxy card and return it promptly in the envelope provided for that purpose. You also have the option of voting by telephone. If you choose to vote by telephone you may call toll-free in the U.S. or Canada, 1-800-690-6903 on a touch-tone telephone. You also have the option of voting over the Internet. To do so, log on to www.proxyvote.com and follow the web site instructions. Once you have cast your vote, be sure to click on “Accept Vote.” If you vote by telephone or electronically over the Internet, you do not need to return your proxy card.

          Thank you for your continued interest in IntriCon Corporation. I look forward to seeing you at the Annual Meeting.

Sincerely,

Mark S. Gorder
President and Chief Executive Officer

INTRICON CORPORATION
1260 Red Fox Road
Arden Hills, Minnesota 55112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 23, 2014

          The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of IntriCon Corporation (the “Corporation”) will be held on Wednesday, April 23, 2014 at 11:30 a.m., local time, at the Hampton Inn North located at 1000 Gramsie Road, Shoreview, Minnesota 55126 for the following purposes:

(1)	to elect one director to hold office for a term of three years and until his successor is duly elected and qualified;

(2)	to hold an advisory vote on executive compensation, referred to as “say-on-pay”;

(3)	to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for fiscal year 2014; and

(4)	to transact such other business as may properly come before the Annual Meeting or any of its adjournments or postponements.

          The Board of Directors has fixed the close of business on February 20, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. If the Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned Annual Meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in this Notice of Annual Meeting.

          All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it promptly in the envelope provided in order that your shares may be voted.

          You also have the option of voting by telephone. If you choose to vote by telephone you may call toll-free in the U.S. or Canada, 1-800-690-6903 on a touch-tone telephone. You also have the option of voting over the Internet. To do so, log on to www.proxyvote.com and follow the web site instructions. Once you have cast your vote, be sure to click on “Accept Vote.” If you attend the meeting, you may revoke your proxy and vote in person. The deadline to vote telephonically or over the Internet is Tuesday, April 22, 2014, 11:59 p.m., eastern daylight time. If you vote by telephone or electronically over the Internet, you do not need to return your proxy card.

          If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank, or other nominee), please contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on April 23, 2014

          The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this proxy statement, the Corporation has chosen to follow the SEC’s full set delivery option and we are mailing a full set of our proxy materials to the Corporation’s shareholders. As required by these rules, we also are posting this Proxy Statement and our Annual Report on Form 10-K online. The Proxy materials are available at https://materials.proxyvote.com/46121H.

Meeting directions are available by calling our executive offices at (651) 636-9770.

By Order of the Board of Directors

Michael J. McKenna
Chairman of the Board

March 18, 2014

Arden Hills, Minnesota

INTRICON CORPORATION
1260 Red Fox Road
Arden Hills, Minnesota 55112

PROXY STATEMENT

          This proxy statement and the enclosed proxy are being furnished to shareholders of IntriCon Corporation (the “Corporation”) in conjunction with the solicitation of proxies by the Board of Directors of the Corporation for use at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 23, 2014 at the Hampton Inn North located at 1000 Gramsie Road, Shoreview, Minnesota 55126, at 11:30 a.m., local time, and any adjournment or postponement of the Annual Meeting. This Proxy Statement and accompanying form of proxy are first being sent or given to shareholders on or about March 18, 2014.

          The Board of Directors has fixed the close of business on February 20, 2014 as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting. As of February 20, 2014, there were 5,727,403 shares of common stock, par value $1.00 per share (the “Common Shares”) of the Corporation outstanding, each of which is entitled to one vote on all matters to be presented at the Annual Meeting.

          Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the proxy will vote all of your Common Shares “for” the election of the nominee for director, “for” the approval of the compensation of our Named Executive Officers as described in this Proxy Statement, and “for” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for fiscal year 2014. With respect to any other matter that properly comes before the meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment. Because the proxy is revocable, sending in a signed proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person. You also have the option of voting by telephone. If you choose to vote by telephone you may call toll-free in the U.S. or Canada, 1-800-690-6903 on a touch-tone telephone. You also have the option of voting over the Internet. To do so, log on to www.proxyvote.com and follow the web site instructions. Once you have cast your vote, be sure to click on “Accept Vote.” The deadline to vote telephonically or over the Internet is Tuesday, April 22, 2014, 11:59 p.m., eastern daylight time.

          Any shareholder who submits a proxy may revoke it at any time before the proxy is voted at the Annual Meeting by delivering a later dated proxy or by giving written notice to the Secretary of the Corporation or attending the Annual Meeting in person and so requesting. If you vote by telephone or over the Internet, you may change your vote telephonically or over the Internet by following the procedures used to submit your initial vote. The last vote received chronologically will supersede any prior votes. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

          The presence, in person or represented by proxy, of the holders of a majority of the outstanding Common Shares will constitute a quorum for the transaction of business at the Annual Meeting. All Common Shares present in person or represented by proxy (including “broker non-votes” described below) and entitled to vote at the Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned Annual Meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in the Notice of Annual Meeting.

          Each Common Share is entitled to one vote on each matter that may be brought before the Annual Meeting. Voting results will be determined as follows:

•	Proposal 1: the election of the director will be determined by a plurality vote and the nominee receiving the highest number of “for” votes will be elected.

•	Proposal 2: approval of the “say-on-pay” proposal will require the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting.

•

Proposal 3: the ratification of the appointment of the independent registered public accounting firm for fiscal year 2014 will require the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting.

          Any other proposal will require the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting.

          Under our Bylaws and the Pennsylvania Business Corporation Law, an abstention or withholding of authority to vote will have the same legal effect as an “against” vote and will be counted in determining whether the proposal has received the required shareholder vote; however, a broker non-vote will have no effect on whether the proposal has received the required shareholder vote.

          If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or other nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Your broker, bank or other nominee does not have discretionary authority to vote on the election of directors or “say-on-pay” proposal without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. Your broker, bank or other nominee does have discretionary voting authority to vote your shares on the ratification of the independent registered public accounting firm, even if the broker, bank or other nominee does not receive voting instructions from you. In either event, it is particularly important that you instruct your broker as to how you wish to vote your shares.

          The cost of this solicitation will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by officers, directors or employees of the Corporation, without additional compensation. Upon request, the Corporation will pay the reasonable expenses incurred by record holders of the Corporation’s Common Shares who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy materials to the beneficial owners of the shares they hold of record.

PROPOSAL 1

ELECTION OF DIRECTORS

          The Board of Directors currently consists of five members divided into three classes.

          The Board of Directors, based upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Robert N. Masucci for election as director at the Annual Meeting to serve until the 2017 annual meeting of shareholders and until his successor has been duly elected and qualified. The nominee is a current director of the Corporation and previously has been elected as a director by the Corporation’s shareholders. Mr. Masucci has indicated his willingness to continue serving as a director. The Board of Directors knows of no reason why the nominee would be unable to serve as a director. If the nominee for any reason is unable to serve, then the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate, unless the Board of Directors reduces the number of directors on the Board.

          The Board of Directors recommends that the shareholders vote “FOR” the election of Mr. Masucci as a director for a three year term.

          The Board of Directors seeks to ensure that it is composed of members of high character and integrity and whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. As discussed below under “—Director Nomination Process,” director candidates are nominated by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee for election at the annual shareholders’ meeting each year. In considering whether to recommend a director candidate, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole taking into account relevant factors including, among other things:

•	whether the director candidate has significant leadership experience and outstanding achievement in such director candidate’s career field;

•	whether the director candidate has relevant expertise or experience and would be able to offer advice and guidance to management based on that expertise or experience;

•	whether the director candidate has the financial expertise or other professional, educational or business experience relevant to understanding to the Corporation’s business;

•	whether the director candidate has sufficient time available to devote to the Corporation;

•	whether the director candidate has the ability to make independent, analytical inquiries and challenge management;

•	whether the director candidate will be committed to represent and advance the long-term interests of the Corporation’s shareholders; and

•	whether the director candidate meets the independence requirements of Nasdaq.

          The Nominating and Corporate Governance Committee does not have a formal policy regarding director diversity. The Nominating and Corporate Governance Committee believes that the directors should encompass a range of experience, viewpoints, qualifications, attributes and skills in order to provide sound and prudent guidance on the Corporation’s operations. The Nominating and Corporate

Governance Committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all prospective nominees.

          Included in the director nominee’s or current director’s biography are the particular experiences, qualifications, attributes or skills that led the Board to the conclusion that each director nominee or director should serve as a director of the Corporation. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience. We believe all of our directors have integrity and honesty and adhere to high ethical standards. They have each demonstrated business acumen and an ability to exercise sound judgment, as well as commitment of service to the Corporation and the Board.

          The following table sets forth certain information concerning the nominees and the persons whose terms as directors will continue after the Annual Meeting.

Name, Age (as of March 1, 2014) and Occupation	Director Since	Term Expires

Nominees for Election

Robert N. Masucci (76) became a director in February 2002. Mr. Masucci has served as the Chairman of the Board of Montgomery Capital Advisors, Inc., a consulting company, since 1990 and Chairman of the Board of Barclay Brand Corporation, a distribution company, since 1996. Prior to 1990, Mr. Masucci was President and Chief Executive Officer of Drexel Industries, Inc., a forklift manufacturer. Mr. Masucci also served as a director of Agfeed Industries, Inc., a commercial hog producer and a premix feed company in China, during 2007. Messrs. Masucci and Giordano are first cousins.	2002	2014

As a former chief executive officer of a publicly traded manufacturing company, Mr. Masucci provides IntriCon with guidance on business operations, strategic planning and accounting and financial matters. Mr. Masucci also has mergers and acquisitions experience.

Continuing Directors

Nicholas A. Giordano (71) became a director in December 2000. Mr. Giordano has been a business consultant and investor since 1997. Mr. Giordano was Interim President of LaSalle University from July 1998 to June 1999. From 1981 to 1997, Mr. Giordano was President and Chief Executive Officer of the Philadelphia Stock Exchange. Mr. Giordano serves as a trustee of Wilmington Funds and Kalmar Pooled Investment Trust, mutual funds, and as a director of Independence Blue Cross of Philadelphia, a health insurance company, and The RBB Fund, Inc., a mutual funds company. Mr. Giordano also served as a director of Commerce Bancorp, Inc. in 2007-2008. Messrs. Giordano and Masucci are first cousins.

	2000	2015

Mr. Giordano’s financial and investment background provides the Corporation with perspective and guidance on accounting and financial matters. His service as an outside director of other companies (including public companies) provides valuable insight on corporate governance and business matters. He is the Board’s audit committee financial expert.

Name, Age (as of March 1, 2014) and Occupation	Director Since	Term Expires

Philip N. Seamon (66) became a director in September 2006. Currently, Mr. Seamon is President of Philip N. Seamon, Inc., a consulting firm specializing in operational and financial business restructuring services. Until his retirement in August 2006, Mr. Seamon was a senior managing director in the corporate finance practice of FTI Consulting, Inc., a provider of a wide range of business and financial advisory and consulting services. Previously, Mr. Seamon was a partner and the service line leader of PricewaterhouseCoopers’ Business Recovery Services practice in their Philadelphia office. FTI Consulting acquired this practice in September 2002. Prior to joining PricewaterhouseCoopers, Mr. Seamon held management and partnership positions in both commercial and investment banking organizations.

	2006	2015

Mr. Seamon provides IntriCon with expertise in financial and accounting matters as well as experience in mergers and acquisitions and business restructuring.

Michael J. McKenna (79) became a director in June 1998 and has served as Chairman of the Board of Directors of the Corporation since April 2001. In March 2001, Mr. McKenna retired as the Vice Chairman and a Director of Crown, Cork & Seal Company, Inc. (now Crown Holdings, Inc.), a manufacturing company. From 1995 to 1998, Mr. McKenna was the President and Chief Operating Officer and, prior to 1995, was the Executive Vice President and President of the North American Division of Crown, Cork & Seal Company, Inc.	1998	2016

As the retired Vice Chairman, director and former executive of Crown, Cork & Seal, Mr. McKenna brings a global business perspective from his leadership positions as well as operational and sales experience. In addition, as the director with the longest tenure among the independent directors, Mr. McKenna also has considerable knowledge about the operations and background of IntriCon.

Mark S. Gorder (67) became a director in January 1996. Mr. Gorder has served as the President and Chief Executive Officer of the Corporation since April 2001; President and Chief Operating Officer of the Corporation from December 2000 to April 2001; and Vice President of the Corporation from 1996 to December 2000. Mr. Gorder has been President and Chief Executive Officer of IntriCon, Inc., a subsidiary of the Corporation, since 1983.	1996	2016

Mr. Gorder’s day to day leadership of the Corporation, as Chief Executive Officer, provides him with intimate knowledge of the Corporation’s operations and the markets in which the Corporation operates. Also, as co-founder of the Corporation’s subsidiary, IntriCon, Inc. (formerly RTI Technology, Inc.), he provides strategic guidance. The Board believes that Mr. Gorder provides unique insights into the Corporation’s challenges, opportunities and operations.

Independence of the Board of Directors

          Under our corporate governance guidelines, the Board, with the assistance of legal counsel and the Nominating and Corporate Governance Committee, uses the current standards for “independence” established by the Nasdaq Stock Market, referred to in the remainder of this proxy statement as “Nasdaq,”

to determine director independence. The Board of Directors has determined that the following directors, constituting a majority of the members of the Board, are independent as defined in the corporate governance rules of Nasdaq: Messrs. Giordano, Masucci, McKenna and Seamon.

          The independence standards of Nasdaq are composed of objective standards and subjective standards. Under the objective standards, a director will not be deemed independent if he directly or indirectly receives payments for services (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective independence standard, a director will not be deemed independent if he has a material relationship with the Corporation that, in the view of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the Nasdaq rules, an independent director must satisfy both the objective and the subjective standards.

          In evaluating the independence of Mr. McKenna, the Board considered that a partner of the law firm retained by the Corporation since 2002 is the son-in-law of Mr. McKenna. See “—Certain Relationships and Related Party Transactions.” The Board determined that Mr. McKenna was independent under the objective Nasdaq standards because: (i) no payments were made to Mr. McKenna or his son-in-law directly in exchange for the services provided to the Corporation by the law firm and (ii) the amounts paid to the law firm did not exceed the thresholds contained in the Nasdaq standards. The Board also determined that Mr. McKenna was independent under the subjective Nasdaq standard for the reasons discussed above and because Mr. McKenna’s son-in-law was not personally involved in the law firm’s legal representation of the Corporation.

Board Leadership Structure and Risk Oversight

          We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Corporation and the day to day leadership and performance of the Corporation, while the Chairman of the Board provides guidance and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes that this structure ensures a greater role for the independent directors in the oversight of the Corporation and active participation of the independent directors in setting agendas and establishing priorities and procedures that work for the Board. The Chairman of the Board also acts as a key liaison between the Board and management.

          The Board of Directors as a whole is responsible for consideration and oversight of risks facing the Corporation, and is responsible for ensuring that material risks are identified and managed appropriately. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk-management issues. Financial risks are overseen by the Audit Committee which meets with management to review the Corporation’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee. Members of the Corporation’s senior management team regularly report to the full Board about their areas of responsibility and a component of these reports is risk within the area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risks is conducted as needed or as requested by the Board or committee.

Communication with the Board

          Shareholders may communicate with the Board of Directors, including any individual director, by sending a letter to the Board of Directors, c/o Corporate Secretary, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Meetings of the Board and Committees

          The Corporation’s Board of Directors held ten meetings in 2013. During 2013, all directors of the Corporation attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members.

Attendance at Annual Meeting of Shareholders

          The Board of Directors has adopted a policy that all of the directors should attend the annual meeting of shareholders, absent exceptional cause. All five of the directors attended the 2013 annual meeting of shareholders.

Code of Ethics

          The Corporation has adopted a code of ethics that applies to its directors, officers and employees, including its chief executive officer, chief financial officer, controller and persons performing similar functions. Copies of the Corporation’s code of ethics are available without charge upon written request directed to Cari Sather, Director of Human Resources, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, MN 55112. A copy of the code of ethics is also available on the Corporation’s website: www.intricon.com. The Corporation intends to satisfy the disclosure requirement under Item 5.05 of SEC Form 8-K regarding any future amendments to a provision of its code of ethics by posting such information on the Corporation’s website: www.intricon.com.

Director Compensation for 2013

          The following table sets forth information concerning the compensation earned during the year ended December 31, 2013 by each of our directors that was not also an employee.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Nicholas A. Giordano	57,500	—	41,000	—	98,500
Robert N. Masucci	52,500	—	41,000	—	93,500
Michael J. McKenna	72,500	—	49,200	—	121,700
Philip N. Seamon	52,500	—	41,000	—	93,500

(1)

We have not granted any stock awards to our directors. Under the Non-Employee Director and Executive Officer Stock Purchase Program, directors may purchase Common Shares directly from the Corporation at the last reported sale price on the date that the election to purchase is made.

(2)

The amounts included in the “Option Awards” column represent the aggregate grant date fair value of stock awards granted during 2013 computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB Codification Topic 718”). For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2013. The amounts shown include the impact of option forfeitures during 2013. A total of 14,450 options were forfeited under all plans during 2013. As of December 31, 2013, the number of stock option awards held by our non-employee directors was: Mr. Giordano – 92,500; Mr. Masucci – 105,000; Mr. McKenna – 117,000; and Mr. Seamon – 75,000.

          Each of the directors is entitled to a base annual retainer of $24,000. For their services in such capacities, the Chairman of the Board is entitled to receive an additional annual retainer of $25,000, the Chairman of the Audit Committee is entitled to receive an additional annual retainer of $10,000 and the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee is entitled to receive an additional annual retainer of $5,000. All retainers are paid in quarterly installments. Each non-employee member of the Board also receives $1,500 for each Board and committee meeting attended in person and $500 for each telephonic Board and committee meeting attended; however, no fee is payable for telephonic board and committee meetings that last less than 30 minutes.

          Directors are eligible to receive awards under the 2006 Equity Incentive Plan. The Compensation Committee has approved the automatic grant of options to non-employee directors who are re-elected or continue as a non-employee director at each annual meeting of shareholders as follows: chairman of the board - options to purchase 12,000 Common Shares and each other non-employee director - options to purchase 10,000 Common Shares. Accordingly, following the 2013 annual meeting, Mr. McKenna, in his capacity as chairman of the board, was granted an option to purchase 12,000 Common Shares, while each of Messrs. Giordano, Masucci, and Seamon was granted an option to purchase 10,000 Common Shares, in each case at an exercise price of $4.10 per share, the fair market value on the date of the grant. Assuming that they are re-elected or continue as a director, as the case may be, at the 2014 annual meeting, the chairman of the board will receive an option to purchase 12,000 Common Shares, and each of the other non-employee directors will receive an option to purchase 10,000 Common Shares, in each case at an exercise price equal to the fair market value of the Common Shares on the date of the 2014 annual meeting. All director options vest in three equal, annual installments beginning one year after the date of grant, except that the options will become immediately exercisable upon a “change in control” as defined in the 2006 Equity Incentive Plan or the death or disability of the recipient, and expire ten years after the date of grant, unless terminated earlier by the terms of the option.

Director Share Ownership Requirements

          In April 2006, the Nominating and Corporate Governance Committee adopted a policy that all directors must purchase and own Common Shares with a purchase price equal to at least one-year’s annual director fees. All directors are in compliance with this policy.

Committees of the Board

          The Board of Directors of the Corporation has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

          Audit Committee. The Board of Directors of the Corporation has appointed a standing Audit Committee consisting of Messrs. Giordano (Chairman), Masucci, McKenna and Seamon. The Board of Directors has determined that each member of the Audit Committee is independent, as defined in applicable Nasdaq corporate governance rules and SEC regulations. In addition, the Board of Directors has determined that Mr. Giordano qualifies as an audit committee financial expert, as defined in applicable SEC rules. The Audit Committee held nine meetings in 2013.

                    The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.intricon.com. The principal duties of the Audit Committee are to monitor the integrity of the financial statements of the Corporation, the compliance by the Corporation with legal and regulatory requirements and the independence and performance of the Corporation’s independent auditors. The Audit Committee also approves all related party transactions and establishes procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by the Corporation’s employees of concerns regarding questionable accounting or auditing matters. In addition, the Committee selects the firm to be engaged as the Corporation’s independent public accountants, and approves the engagement of the independent public accountants for all non-audit activities permitted under the Sarbanes-Oxley Act of 2002. The report of the Audit Committee appears on page 34.

                    Compensation Committee. The Board of Directors of the Corporation has appointed a standing Compensation Committee currently consisting of Messrs. Seamon (Chairman), Giordano, McKenna and Masucci. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined in applicable Nasdaq corporate governance rules. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning officer compensation and officer and employee bonus programs and administers the Corporation’s 2006 Equity Incentive Plan, 2001 Stock Option Plan, Non-Employee Directors Stock Option Plan and Employee Stock Purchase Plan. The Compensation Committee met two times in 2013.

                    The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.intricon.com. The principal duties of the Compensation Committee are to formulate, evaluate and approve the compensation of the Corporation’s executive officers, oversee all compensation programs involving the issuance of the Corporation’s stock and other equity securities of the Corporation, and, if required, review and discuss with the Corporation’s management the Compensation Discussion and Analysis and preparing the Committee’s report thereon for inclusion in the Corporation’s annual proxy statement in accordance with applicable rules and regulations.

                    A discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is included in “Executive Compensation — Processes and Procedures for the Determination of Executive Officer and Director Compensation.”

                    Nominating and Corporate Governance Committee. The Board of Directors of the Corporation has appointed a standing Nominating and Corporate Governance Committee currently consisting of Messrs. Masucci (Chairman), Giordano, McKenna and Seamon. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined in applicable Nasdaq corporate governance rules. The Nominating and Corporate Governance Committee met two times in 2013.

                    The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.intricon.com. The principal duties of the Nominating and Corporate Governance Committee are to identify individuals qualified to become members of the Board consistent with the criteria approved by the Committee, consider nominees made by shareholders in accordance with the Corporation’s bylaws, select, or recommend to the Board, the director nominees for each annual shareholders meeting, recommend to the Board directors to be appointed to each Committee of the Board, recommend to the Board whether to increase or decrease the size of the Board, develop and recommend to the Board corporate governance principles and oversee the evaluations of the Board and senior management.

Director Nomination Process

                    Consideration of Director Candidates Recommended by Shareholders. The Nominating and Corporate Governance Committee will consider properly submitted shareholder recommendations for director candidates. A shareholder who wishes to recommend a prospective director nominee should send a signed and dated letter to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112 with the following information:

•	the name and address of the shareholder making the recommendation and of each recommended nominee;

•

a representation that the shareholder is a holder of record, and/or a beneficial owner, of voting stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to vote for the person(s) recommended if nominated;

•

a description of all arrangements and understandings between the shareholder and each recommended nominee and any other person(s), naming such person(s), pursuant to which the recommendation was submitted by the shareholder;

•

such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and Corporate Governance Committee, including the principal occupation of each recommended nominee; and

•	the consent of each recommended nominee to serve as a director if so nominated and elected.

                    The deadline for submitting the letter recommending a prospective director nominee for the 2015 annual meeting of shareholders is November 18, 2014. All late or non-conforming recommendations will be rejected.

                    In addition, under the Corporation’s bylaws, shareholders are permitted to nominate directors to be elected at a meeting of shareholders by providing notice and the other required information specified in the bylaws. Although shareholders may nominate directors, such nominees will not appear in the Corporation’s proxy statement or in the proxy solicited by the Board of Directors. The Corporation’s amended and restated bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed October 12, 2007 or upon the shareholder’s written request directed to the Corporate Secretary at the address given above.

                    Director Qualifications. The Nominating and Corporate Governance Committee has the sole authority to select, or to recommend to the Board of Directors, the Board of Director nominees to be considered for election as a director. The Nominating and Corporate Governance Committee does not have any specific minimum qualifications that must be met by a nominee other than nominees for director must be at least 21 years old. Nominees for director will be selected on the basis of outstanding achievement in their careers; broad experience; education; independence under applicable Nasdaq and SEC rules; financial expertise; integrity; financial integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board and committee duties. The proposed nominee should have sufficient time to devote their energy and attention to the diligent performance of the director’s duties, including attendance at Board and committee meetings and review of the Corporation’s financial statements and reports, SEC filings and other materials. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of shareholders.

                    Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand the Corporation’s financial statements.

                    Identifying and Evaluating Nominees for Director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board in accordance with the limits fixed by the Corporation’s charter and bylaws, whether any vacancies on the Board are expected and what incumbent directors will stand for re-election at the next meeting of shareholders. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Nominating and Corporate Governance Committee and other Board members as well as management, shareholders and other parties. The Nominating and Corporate Governance Committee also has the sole authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, based on whether the nominee is recommended by a shareholder or any other party.

                    In the case of an incumbent director whose term of office expires, the Nominating and Corporate Governance Committee reviews such director’s service to the Corporation during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves. When a member of the Nominating and Corporate Governance Committee is an incumbent director eligible to stand for re-election, such director will not participate in that portion of the Nominating and Corporate Governance Committee meeting at which such director’s potential nomination for election as a director is discussed by the Nominating and Corporate Governance Committee.

                    In the case of a new director candidate, the Nominating and Corporate Governance Committee will evaluate whether the nominee is independent, as independence is defined under applicable Nasdaq corporate governance rules, and whether the nominee meets the qualifications for director outlined above as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Corporate Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee interviews the nominee in person or by telephone.

                    Upon completing the evaluation, and the interview in case of a new candidate, the Nominating and Corporate Governance Committee makes a decision as to whether to nominate the director candidate for election at the shareholders meeting.

SHARE OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS AND CERTAIN OFFICERS

                    The following table sets forth certain information as of February 20, 2014, concerning beneficial ownership of the Common Shares by (i) persons or groups of persons shown by SEC records to own beneficially more than 5% of the Common Shares, (ii) directors and nominees, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group:

Name	Number of Shares Beneficially Owned(1) (2)	Percent of Class
The Trust Company of New Jersey (3) 35 Journal Square Jersey City, NJ 07306	463,700	8.1%

Amivest Capital Management.(4) 275 Broadhollow Road Melville, NY 11747	448,700	7.8%

Estate of Siggi B. Wilzig (5) c/o Herrick, Feinstein LLP 2 Penn Plaza Newark, NJ 07105	336,575	5.9%

Dimensional Fund Advisors LP(6) Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	301,286	5.3%

Mark S. Gorder Director, President and Chief Executive Officer(7)	570,118	9.7%

Michael J. McKenna Chairman of the Board of Directors	197,322	3.4%

Robert N. Masucci Director	183,201	3.2%

Nicholas A. Giordano Director	131,390	2.3%

Philip N. Seamon Director	65,001	1.1%

Christopher D. Conger Vice President, Engineering (8)	99,895	1.7%

Michael P. Geraci Vice President, Sales and Marketing	98,930	1.7%

Dennis L. Gonsior Vice President, Global Operations	104,652	1.8%

Scott Longval Chief Financial Officer, Secretary, and Treasurer	97,802	1.7%

Greg Gruenhagen Vice President, Quality and Regulatory Affairs	56,791	1.0%

All Directors and Executive Officers as a Group (10 persons)	1,605,102	24.4%

(1)

Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. The information does not necessarily indicate beneficial ownership for any other purpose. The same Common Shares may be beneficially owned by more than one person. Beneficial ownership, as set forth in the regulations of the Securities and Exchange Commission, includes securities as to which the person has or shares voting or investment power. Common Shares issuable upon the exercise or conversion of securities currently exercisable or convertible or exercisable or convertible within 60 days of February 20, 2014 are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership may be disclaimed as to certain of the securities.

(2)

In the case of the Corporation’s directors and executive officers, includes the following shares which such person has the right to acquire within 60 days of February 20, 2014 through the exercise of stock options:

Name	Number of Shares Subject to Option
Mark S. Gorder	151,668
Michael J. McKenna	93,000
Robert N. Masucci	85,001
Nicholas A. Giordano	72,501
Philip N. Seamon	55,001
Christopher D. Conger	82,500
Michael P. Geraci	90,000
Dennis L. Gonsior	90,000
Greg Gruenhagen	55,500
Scott Longval	80,000
All Directors and Executive Officers as a Group	855,171

(3)	Based upon a Schedule 13G/A filed with the SEC on February 9, 2004.

(4)	Based upon a Schedule 13G/A filed with the SEC on January 22, 2007. According to the Schedule 13G, Amivest Capital Management is an investment adviser and has sole power to vote the shares reported.

(5)	Based upon a Schedule 13D filed with the SEC on October 2, 2003.

(6)

Based upon a Schedule 13G/A filed with the SEC on February 10, 2014. According to the Schedule 13G/A, Dimensional Fund Advisors LP (“Dimensional”), is an investment advisor that furnishes investment advice to four investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Dimensional Funds.” In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional possesses investment and/or voting power over the Common Shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the Common Shares held by the Dimensional Funds; however, all Common Shares are owned by the Dimensional Funds. The Schedule 13G/A states that to Dimensional’s knowledge, no one Dimensional Fund beneficially owns five percent or more of the Common Shares. Dimensional disclaims beneficial ownership of all of the Common Shares.

(7)

Includes 151,668 shares which Mr. Gorder has the right to acquire within 60 days of February 20, 2014 through the exercise of stock options. Also includes 5,000 Common Shares owned by his spouse and 14,000 Common Shares owned by his daughters. Mr. Gorder has pledged 146,000 Common Shares and his spouse has pledged 5,000 Common Shares as security for a loan. Mr. Gorder’s business address is 1260 Red Fox Road, Arden Hills, MN 55112.

(8)	Mr. Conger resigned as an officer and employee effective as of February 21, 2014.

EXECUTIVE COMPENSATION

Background

          The Compensation Committee of our Board of Directors administers our compensation program for executive officers. The objectives of our compensation program are to attract and retain talented and dedicated executive officers and to align a significant portion of their compensation with our business objectives and performance and the interests of our shareholders.

Elements of Executive Compensation

          Our compensation program for executive officers consists of the following elements:

          Base Salary. Base salary is designed to reward the performance of our executive officers in their daily fulfillment of their responsibilities to us. The Compensation Committee determines the base salary of each of our executive officers by evaluating their scope of responsibilities and experience, years of service with us, our performance and the performance of each of the executive officers during the past year, the executive’s future potential and competitive salary practices. We believe that our base salaries are competitive with other companies of our size.

          Annual Cash Incentive Compensation.

          The Compensation Committee’s philosophy is that a significant portion of the total potential compensation of our executive officers should depend upon the degree of our financial and strategic success in a particular year.

          In March 2012, the Compensation Committee adopted the Annual Incentive Plan for Executives and Key Employees. For more information, see “Annual Incentive Plan.”

          Long-Term Incentive Compensation in the Form of Stock Awards. In 2006, our Board of Directors and shareholders approved the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan is designed to:

•	promote the long-term retention of our employees, directors and other persons who are in a position to make significant contributions to our success;

•	further reward these employees, directors and other persons for their contributions to our growth and expansion;

•	provide additional incentive to these employees, directors and other persons to continue to make similar contributions in the future; and

•	further align the interests of these employees, directors and other persons with those of our shareholders.

          To achieve these purposes, the 2006 Equity Incentive Plan permits the Compensation Committee to make awards of stock options, stock appreciation rights, restricted stock or unrestricted stock, deferred stock, restricted stock units or performance awards for our Common Shares. For more information concerning the 2006 Equity Incentive Plan, see “Equity Plans - 2006 Equity Incentive Plan” below.

          Stock options are granted at the fair market value of our Common Shares on the date of grant. Stock options are granted based on various factors, including the executive’s ability to contribute to our long-term growth and profitability.

          Employee Stock Purchase Plan. All of our fulltime employees, including our executive officers (other than Mr. Gorder), are entitled to participate in our Employee Stock Purchase Plan. Under this Plan, employees may purchase our Common Shares at a discount of up to 10% through payroll deductions.

          Non-Employee Director and Executive Officer Stock Purchase Program. Under the Non-Employee Director and Executive Officer Stock Purchase Program, directors and executive officers may purchase Common Shares directly from the Corporation at the last reported sale price on the date that the election to purchase is made. During 2013, no Common Shares were purchased under this program.

          Other Benefits. All of our fulltime employees, including our executive officers, are entitled to participate in our health insurance, life insurance and 401(k) plans. We also maintain a disability insurance policy on behalf of certain of the members of our senior management, including our executive officers, that is in addition to the disability benefits that we maintain for our salaried employees.

          Additional Benefits Payable to the Chief Executive Officer. Mr. Gorder, our Chief Executive Officer, receives additional benefits under our employment agreement with him. Under the employment agreement, we are required to reimburse Mr. Gorder for his country club membership fees. We are also required to provide Mr. Gorder with an automobile for use in connection with the performance of his duties under the employment agreement and reimburse him for all expenses reasonably incurred by him for the maintenance and operation, including fuel, of the automobile.

Processes and Procedures for the Determination of Executive Officer and Director Compensation

          Scope of Authority of the Compensation Committee. The scope of the Compensation Committee’s authority and responsibilities is set forth in its charter, a copy of which is available on our website at www.intricon.com. The Compensation Committee’s authority includes the authority to:

•

determine the following with respect to our executive officers: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long-term incentive opportunity level, (iv) employment agreements, severance agreements, change in control agreements/provisions and other compensatory arrangements, in each case as, when and if appropriate, and (v) any special or supplemental benefits, in each case subject to the terms of any existing applicable employment agreement terms; and

•

determine the compensation payable to directors and members of committees of the board, including the Chairman of the Board and the Chairman of each committee, other than directors who are our salaried employees.

          Delegation of Authority. As provided under the Compensation Committee’s charter, the Compensation Committee may delegate its authority to special subcommittees of the Compensation Committee as the Compensation Committee deems appropriate, consistent with applicable law and Nasdaq listing standards. Additionally, the 2006 Equity Incentive Plan permits the Compensation Committee, subject to criteria, limitations and instructions as the Compensation Committee determines, to delegate to an appropriate officer of the Corporation the authority to determine the individual participants under that Plan and amount and nature of the award to be issued to such participants; provided, that no awards may be made pursuant to such delegation to a participant who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. To date, the Compensation Committee has not delegated its responsibilities other than delegating to the Chief Executive Officer and Chief Financial Officer the authority to grant a limited number of stock options under the 2006 Equity Incentive Plan to non-executive employees.

          Role of Management in Determining or Recommending Executive Compensation. Traditionally, the Compensation Committee reviews our executive compensation program in December and/or February of each year, although decisions in connection with new hires and promotions are made on an as-needed basis. Mr. Gorder, our President and Chief Executive Officer, makes recommendations concerning the amount of compensation to be awarded to our executive officers, including himself, but does not participate in the Compensation Committee’s deliberations or decisions. The Compensation Committee reviews the recommendations together with a “tally sheet” showing all items of executive compensation. After a presentation by Mr. Gorder, the Committee meets in executive session to discuss and consider the recommendations and makes a final determination.

          Role of Compensation Consultants in Determining or Recommending Executive Compensation. Under its charter, the Compensation Committee has authority to retain, at the Corporation’s expense, such counsel, consultants, experts and other professionals as it deems necessary. Neither the Compensation Committee nor the Corporation engaged a compensation consultant in 2013.

Say-on-Pay Vote

          At the 2013 annual meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders approved the compensation of our named executive officers at the 2013 annual meeting, with an overwhelming majority of shareholder votes that were cast in favor of our say-on-pay resolution. As we evaluated our compensation practices for 2013, we were aware of the strong support our shareholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation. We believe our executive compensation program for 2013 and advances our goals of attracting and retaining talented and dedicated executive officers and aligning a significant portion of their compensation with our business objectives and performance and the interests of our shareholders.

Determination of Executive Compensation

          Base Salary. Typically, the Compensation Committee reviews and adjusts base salaries on an annual basis.

          In December 2012, the Compensation Committee increased the 2013 base salary of each of our executive officers by 3.0% (for Messrs. Conger, Gorder, Geraci, Gonsior), except for Mr. Gruenhagen (4% increase) and Mr. Longval (7% increase). In granting such raises, the Committee considered the following factors, among others:

•	the increases were consistent with overall market trends; and

•	the efforts by management to return the Corporation to profitability and position the Corporation for future growth.

          In December 2013, the Compensation Committee increased the 2014 base salary of each of our executive officers from 2% to 6%, which the Committee believed consistent with inflation and overall market trends. The base salaries of Mr. Geraci and Mr. Gorder were increased 2%, with slightly larger increases awarded to Mr. Longval (6%), Mr. Gonsior (5%), and Mr. Gruenhagen (4%) to more closely position them to their respective peer group salary mid-points.

          The following table shows the base salaries of our current executive officers as in effect at January 1, 2014:

Name and Principal Position	2014 Annual Base Salary
Mark S. Gorder President and Chief Executive Officer	$394,000

Scott Longval Chief Financial Officer and Treasurer	$215,500

Michael P. Geraci Vice President, Sales and Marketing	$231,100

Dennis L. Gonsior Vice President, Global Operations	$216,300

Greg Gruenhagen Vice President, Quality and Regulatory Affairs	$189,300

          Annual Cash Incentive Compensation. The Compensation Committee did not adopt an incentive plan for 2011, but retained the right to award cash bonuses in its discretion; however, no cash bonuses were awarded for 2011 because the Committee determined that they were not warranted in light of the Corporation’s financial results in 2011.

          In March 2012, the Compensation Committee adopted the Annual Incentive Plan for Executives and Key Employees, referred to as the Annual Incentive Plan. The targets for the Annual Incentive Plan are adopted each by the Compensation Committee. No cash bonuses were paid under the Annual Incentive Plan for 2012 and 2013 because the plan targets for such years were not reached. In March 2014, the Compensation Committee established the targets and bonus amounts for 2014 under the Annual Incentive Plan. For more information, see “Annual Incentive Plan.”

          Long-Term Incentive Compensation in the Form of Stock Option Awards. The Compensation Committee generally makes awards on an annual basis but also makes awards in connection with new hires and promotions.

          In January 2013, the Compensation Committee awarded stock options to the Corporation’s executive officers under the 2006 Equity Incentive Plan to purchase Common Shares at an exercise price of $4.05 per share, which was slightly above the fair market value of the Common Shares on the date of grant. Mr. Gorder was awarded options to purchase 25,000 Common Shares and each of the other Named Executive Officers was awarded options to purchase 15,000 Common Shares.

          In January 2014, the Compensation Committee awarded stock options to the Corporation’s executive officers under the 2006 Equity Incentive Plan to purchase Common Shares at an exercise price of $3.85 per share. Mr. Gorder was awarded options to purchase 12,500 Common Shares and each of the other Named Executive Officers was awarded options to purchase 7,500 Common Shares.

          For information concerning stock options granted to our executive officers through December 31, 2013, see “—Outstanding Equity Awards at Fiscal Year End.”

Employment Agreements and Change in Control Arrangements

          We have entered into employment agreements with Mark S. Gorder, our President and Chief Executive Officer, and the other Named Executive Officers.

          The employment agreement with Mr. Gorder was based on his prior employment agreement and incorporated the provisions of the change in control agreement that was then in effect. The employment agreements with the other executive officers also contain a similar change in control provision. Among other things, each employment agreement provides for a fixed employment term, subject to annual renewals, the executive’s base salary and the executive’s right to participate in our bonus plans, equity plans and other employee benefits. In addition, in the event that (i) there occurs a “change in control” (as defined in the agreements) or sale of our assets accounting for 90% of more of our sales and (ii) the executive’s employment is involuntarily terminated within one year afterwards, the executive will be entitled to payment of his base salary for one year (two years for Mr. Gorder) in a lump sum and continuation of his medical benefits for a period of one year.

          The change in control provisions that we use contain a “double trigger” requirement, meaning that for an executive to receive a payment under the change of control provision, there must be both a change of control, as defined in the applicable agreement, and an involuntary termination of the executive’s employment. The double trigger requirement was chosen to prevent us from having to pay substantial payments in connection with a change in control where an executive had not suffered any adverse employment consequences. However, all stock options will vest and become immediately exercisable upon a change of control, regardless of whether the executive is involuntarily terminated.

          We believe that employment agreements and change in control protections are important to attract and retain talented executive officers and to protect our executive officers from a termination or significant change in responsibilities arising after a change in control. For more information, see “—Employment Agreements” and “—Potential Payments Upon Termination of Employment or Change in Control.”

Accounting and Tax Considerations

          Under our prior stock options plans, the Compensation Committee was limited to issuing stock options. The Compensation Committee considers making awards using the other types of awards permitted under the 2006 Equity Incentive Plan in light of FASB ASC Topic 718 - Stock Compensation. This accounting standard requires us to record as compensation expense the grant date fair value of a stock option over the life of the option. The Compensation Committee considers the compensation expense of option and other equity grants when making future awards; however, given that, traditionally, the Compensation Committee has not made large grants of option awards to our executive officers and employees, we do not expect that the compensation expense associated with option grants will have a material adverse effect on our reported earnings.

          Generally, Section 162(m) of the Internal Revenue Code of 1986, referred to as the “Internal Revenue Code,” and the Internal Revenue Service, referred to as the “IRS,” regulations adopted under that section, which are referred to collectively as “Section 162(m),” deny a deduction to any publicly held corporation, such as the Corporation, for certain compensation exceeding $1,000,000 paid during each calendar year to each of the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain qualified performance-based compensation. Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under

Section 162(m). For example, our 2006 Equity Incentive Plan is intended to satisfy certain of the requirements for an exemption for “qualified performance-based compensation” under Section 162(m). We do not believe that Section 162(m) will have a material adverse effect on us in 2014.

Summary Compensation Table

          The following table summarizes compensation earned during 2013, 2012 and 2011 by our chief executive officer, chief financial officer and each of our executive officers in our continuing operations. We refer to these individuals throughout this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Mark S. Gorder,	2013	378,000	—	101,250	—	23,592	502,842
President and Chief	2012	375,000	—	92,703	—	23,919	491,622
Executive Officer (principal executive officer)	2011	315,600	—	65,693	—	22,691	403,984

Scott Longval,	2013	199,000	—	60,750	—	1,211	260,961
Chief Financial Officer and	2012	190,000	—	55,622	—	1,179	246,801
Treasurer (principal financial officer)	2011	160,500	—	39,450	—	1,119	201,069

Christopher D. Conger,	2013	207,000	—	60,750	—	2,436	270,186
Vice President, Research and	2012	205,000	—	55,622	—	2,403	263,025
Development (5)	2011	189,000	—	39,450	—	2,265	230,715

Michael P. Geraci,	2013	222,000	—	60,750	—	4,405	287,155
Vice President, Sales and Marketing	2012	220,000	—	55,622	—	3,402	279,024
	2011	194,600	—	39,450	—	3,262	237,312

Dennis L. Gonsior,	2013	202,000	—	60,750	—	3,615	266,365
Vice President, Global Operations	2012	200,000	—	55,622	—	2,713	258,335
	2011	189,000	—	39,450	—	2,603	231,053

Greg Gruenhagen,	2013	179,000	—	60,750	—	5,483	245,233
Vice President, Quality and	2012	175,000	—	55,622	—	4,544	235,166
Regulatory Affairs	2011	157,800	—	39,450	—	4,282	201,532

(1)

We did not grant any stock awards in 2013. Under the Non-Employee Director and Executive Officer Stock Purchase Program, executive officers may purchase Common Shares directly from the Corporation at the last reported sale price on the date that the election to purchase is made. During 2013, the Named Executive Officers did not purchase any Common Shares from the Corporation under this program.

(2)

The amounts included in the “Option Awards” column represent the aggregate grant date fair value of option awards granted during the year indicated, computed in accordance with FASB Codification Topic 718. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2013. The amounts shown include the impact of option forfeitures during 2013. A total of 14,450 options were forfeited under all plans during 2013.

(3)	No incentive compensation was paid for 2011, 2012 or 2013.

(4)

Consists of payment of premiums for group term life insurance maintained for such executives and disability policies maintained for certain executives. In the case of Mr. Gorder, such amount also includes payment of country club membership dues and payment for his automobile lease and related expenses.

(5)	Mr. Conger resigned as an officer and employee effective as of February 21, 2014.

Employment Agreements

          We have entered into employment agreements with Mark S. Gorder, our President and Chief Executive Officer, and our executive officers.

          The employment agreements contain the following material terms:

•

a current employment term expiring on April 30, 2015, subject to automatic renewal for additional one year terms unless either party gives notice of non-renewal at least sixty (60) days prior to the end of the then current employment term; and

•	a base salary as determined by the Board of Directors or the Compensation Committee, but in no event less than their base salaries for 2007 in effect at the time of the agreement.

          For a discussion of the provisions relating to the termination of the employment of the executive officer under certain circumstances, see “—Potential Payments Upon Termination of Employment or Change in Control.”

Annual Incentive Plan

          In March 2012, the Compensation Committee adopted the Annual Incentive Plan for Executives and Key Employees, referred to as the Annual Incentive Plan. Under the Annual Incentive Plan, our executive officers and key employees are eligible to receive incentive compensation based on (i) the Corporation achieving a designated level of financial results, referred to as the “plan target,” for a designated calendar year, referred to as a “plan year,” and (ii) if applicable, achievement of designated strategic objectives. The plan targets and strategic objectives, if any, will be determined each year by the Compensation Committee. A participant will receive incentive compensation only if the minimum plan target is achieved. No cash bonuses were paid under the Annual Incentive Plan for 2012 and 2013 because the plan targets for such years were not reached.

          In March 2014, the Compensation Committee established the targets and bonus amounts for 2014 under the Annual Incentive Plan. For 2014, based on the Corporation achieving from 33.3% to 166.6% of the plan target, Mr. Gorder will be eligible to receive incentive compensation ranging from 1.8% to 32.9%, respectively, of his plan year base salary and each of the other Named Executive Officers will be eligible to receive incentive compensation ranging from 2.6% to 29.3%, respectively, of their plan year base salary. Other employees are eligible to receive from 2.0% to 16.9% of their plan year base salaries depending upon their tier level. Between these points, the amount of the incentive compensation available will increase or decrease proportionately based upon the Corporation achieving more or less than the plan target; however, no incentive compensation will be paid if the Corporation achieves less than 33.3% of the plan target and the maximum incentive compensation payable is capped at the Corporation achieving 166.6% of the plan target. The Committee has the discretion to determine whether (and at what level) the plan target and strategic objectives have been satisfied and to adjust the plan target and strategic objectives as circumstances warrant. The Committee, in its sole discretion, may increase or decrease the potential size of the award (percentage of base salary) for any plan year prior to the time of adoption of the plan for that year. The Committee also has the authority to weight the importance of the strategic objectives and to determine the amount of the awards if less than all of the strategic objectives are achieved.

          For 2014, the plan target is based on 2014 net income; provided, that the plan target must be achieved after accruing any incentive compensation payable under the Annual Incentive Plan. The Committee did not impose any strategic objectives for 2014 because the Committee believed that reaching the plan targets would necessitate meeting any strategic objectives they would otherwise have imposed.

          The following table shows the potential amounts payable to our Named Executive Officers under the Annual Incentive Plan at different levels of the 2014 plan target.

	Potential incentive compensation payable under the Annual Incentive Plan at the following levels of the 2014 Plan Target:

	Minimum (33.3% of Plan Target)	(66% of Plan Target)	Target (100% of Plan Target)	(133% of Plan Target	Maximum (166% of Plan Target)
Name	Potential Incentive Compensation
Mark S. Gorder	$7,000	$20,500	$41,500	$77,500	$129,500
Scott Longval	5,690	14,793	26,742	42,926	63,156
Michael P. Geraci	6,102	15,864	28,677	46,033	67,727
Dennis L. Gonsior	5,711	14,848	26,841	43,085	63,390
Greg Gruenhagen	4,998	12,995	23,490	37,707	55,477

Equity Plans

          The following descriptions summarize our equity plans pursuant to which eligible employees, including the Named Executive Officers, and directors receive equity based awards. Our 2006 Equity Incentive Plan replaced our 2001 Stock Option Plan (described below) and the Amended and Restated Non-Employee Director Stock Option Plan, referred to collectively as the “Old Plans.” No additional grants may be made under the Old Plans. Outstanding grants under the Old Plans continue to be governed by their terms and the terms of the Old Plans.

          In February 2014, the Board approved amendments to the 2006 Equity Incentive Plan and the Old Plans to permit “cashless” exercises for all stock options issued under such plans, regardless of whether the form of option agreement or award contains such a provision.

          2006 Equity Incentive Plan

          Shareholders approved the 2006 Equity Incentive Plan in April 2006 and, in April 2010 and May 2012, approved amendments to the 2006 Equity Incentive Plan to, among other things, increase the Common Shares authorized for issuance under that plan by 250,000 shares in 2010 and by 300,000 shares in 2012.

          The 2006 Equity Incentive Plan permits grants of incentive stock options, options not intended to qualify as incentive stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units, deferred stock units, performance awards, supplemental cash awards and combinations of the foregoing.

          The 2006 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the type of awards to be granted under the 2006 Equity Incentive Plan; selects award recipients and determines the extent of their participation; determines the method or formula for establishing the fair market value of the Common Shares for various purposes under the 2006 Equity Incentive Plan; and establishes all other terms, conditions, restrictions and limitations applicable to awards and the Common Shares issued pursuant to awards, including, but not limited to, those relating to a participant’s retirement, death, disability, leave of absence or termination of employment. The Compensation Committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the Common Shares issued pursuant to awards and make any and all other interpretations and determinations which it deems necessary with respect to the administration of the 2006 Equity Incentive Plan, other than a reduction of the exercise price of an option after the grant date and subject to the provisions of Section 162(m) of the Internal Revenue Code with respect to “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, except that the Committee may not, without the consent of the holder of an award or unless specifically authorized by the terms of the plan or an award, take any action with respect to such award if such action would adversely affect the rights of such holder.

          The maximum total number of shares for which awards may be granted under the 2006 Equity Incentive Plan, as amended, is 1,248,500 Common Shares, subject to appropriate adjustment in a manner determined by the Board of Directors to reflect changes in the Corporation’s capitalization; however, such authorized share reserve will be increased from time to time by a number of shares equal to the number of Common Shares that are issuable pursuant to option grants outstanding under the Old Plans as of April 26, 2006 that, but for the termination and/or suspension of the Old Plans, would otherwise have reverted to the share reserve of the Old Plans pursuant to the terms thereof as a result of the expiration, termination, cancellation or forfeiture of such options.

          As of February 20, 2014:

•	options to purchase 1,217,610 Common Shares were outstanding under the 2006 Equity Incentive Plan;

•	the total number of shares available for new awards under the 2006 Equity Incentive Plan was 87,131 Common Shares; and

•

options to purchase 252,800 Common Shares were outstanding under the Old Plans, which shares will become available for new awards under the 2006 Equity Incentive Plan in the event of the cancellation, expiration, forfeiture or repurchase of such awards.

          The maximum number of Common Shares for which stock options may be granted to any person in any fiscal year and the maximum number Common Shares subject to SARs granted to any person in any fiscal year each is 50,000. The maximum number of Common Shares subject to other Awards granted to any person in any fiscal year is 50,000 shares.

          2001 Stock Option Plan

          The 2001 Stock Option Plan provided for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code) and non-qualified stock options for officers and other key employees of the Corporation.

          The Compensation Committee administers the 2001 Stock Option Plan. Non-qualified stock options granted under the 2001 Stock Option Plan were required to have a per share exercise price of at least the fair market value of the Common Shares on the date of grant. Incentive stock options granted under the 2001 Stock Option Plan were required to have a per share exercise price of at least 100% of the fair market value of the Common Shares on the date of grant, and not less than 110% of the fair market value in the case of incentive stock options granted to an employee who holds more than 10% of the total voting power of all classes of the Corporation’s stock or any parent or subsidiary’s stock. Payment of the exercise price or purchase price with respect to any award may be made in cash or other consideration as determined by the Compensation Committee. The term of an option cannot be longer than 10 years from the date of grant or five years from the date of grant of an incentive stock option in the case of a greater than 10% shareholder.

Outstanding Equity Awards at Fiscal Year-End

          The following table summarizes stock option awards held by our Named Executive Officers as of December 31, 2013. The Company does not have any outstanding stock awards.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark S. Gorder,	50,000			2.45	7/27/2015
President and Chief Executive Officer	15,000			5.35	12/11/2016
(principal executive officer)	25,000			14.70	12/10/2017
	20,000			4.69	12/09/2018
	16,667	8,333	(1)	4.53	4/27/2021
	8,333	16,667	(2)	6.26	1/2/2022
	—	25,000	(3)	4.05	1/5/2023

Scott Longval,	25,000			5.30	7/18/2016
Chief Financial Officer and Treasurer	5,000			5.35	12/11/2016
(principal financial officer)	15,000			14.70	12/10/2017
	10,000			4.69	12/09/2018
	10,000	5,000	(1)	4.53	4/27/2021
	5,000	10,000	(2)	6.26	1/2/2022
	—	15,000	(3)	4.05	1/5/2023

Christopher D. Conger,	17,500			6.75	4/26/2016
Vice President, Research and Development	10,000			5.35	12/11/2016
	20,000			14.70	12/10/2017
	10,000			4.69	12/09/2018
	10,000	5,000	(1)	4.53	4/27/2021
	5,000	10,000	(2)	6.26	1/2/2022
	—	15,000	(3)	4.05	1/5/2023

Michael P. Geraci,	25,000			2.45	7/27/2015
Vice President, Sales and Marketing	10,000			5.35	12/11/2016
	20,000			14.70	12/10/2017
	10,000			4.69	12/09/2018
	10,000	5,000	(1)	4.53	4/27/2021
	5,000	10,000	(2)	6.26	1/2/2022
	—	15,000	(3)	4.05	1/5/2023

Dennis L. Gonsior,	25,000			2.45	7/27/2015
Vice President, Global Operations	10,000			5.35	12/11/2016
	20,000			14.70	12/10/2017
	10,000			4.69	12/09/2018
	10,000	5,000	(1)	4.53	4/27/2021
	5,000	10,000	(2)	6.26	1/2/2022
	—	15,000	(3)	4.05	1/5/2023

Greg Gruenhagen,	3,000			2.35	12/14/2014
Vice President, Quality and Regulatory	5,000			2.45	7/27/2015
Affairs	2,500			5.35	12/11/2016
	10,000			14.70	12/10/2017
	10,000			4.69	12/09/2018
	10,000	5,000	(1)	4.53	4/27/2021
	5,000	10,000	(2)	6.26	1/2/2022
	—	15,000	(3)	4.05	1/5/2023

(1)	The unvested balance of this option vests on April 27, 2014.

(2)	The unvested balance of this option vests in two equal installments on each of January 2, 2014 and 2015.

(3)	The unvested balance of this option vests in three equal installments on each of January 5, 2014, 2015 and 2016.

Potential Payments Upon Termination of Employment or Change in Control

          Our employment agreements with our Named Executive Officers provide the following material terms in the event of the termination of the employment of the executive under certain circumstances:

•

in the event of the termination of the executive’s employment without cause, we are required to pay the executive’s base salary and medical benefits for a severance period equal to one year (two years in the case of Mr. Gorder with respect to salary); provided that for any executive that has less than 12 years of continuous service with us, the severance period will be equal to 30 days for each year of continuous full-time employment, but in no event less than 90 days or more than one year. We are required to pay the present value of the base salary in a lump sum, using a discount rate of 6%;

•

in the event that (i) there occurs a change in control or sale of our assets accounting for 90% of more of our sales and (ii) the executive’s employment is involuntarily terminated within one year afterwards, we are required to pay the executive’s base salary for one year (two years for Mr. Gorder) in a lump sum and to continue medical benefits for a period of one year;

•

in the sole and absolute discretion of the Board of Directors, in the event that the executive is terminated without cause or there occurs a change of control followed by the executive’s involuntary termination, we may elect to pay executive a prorated amount of the bonus that executive would have been entitled to receive for the year in which he was terminated;

•

the immediate vesting of all stock options and equity awards held by the executive in the event of a change in control or in the event that the executive’s employment is terminated (i) by us for any reason other than cause or (ii) by the executive under circumstances that constitute an involuntary termination; and

•

a one year non-competition covenant (or, if longer, for so long as the period with respect to which executive is entitled to receive, or has received, payment of severance following a termination by us without cause or change of control) and covenants concerning confidentiality and inventions.

          In the event that we give a notice of non-renewal of the term of the agreement to the executive and, within 12 months after the date of the non-renewal notice, the executive’s employment is terminated by us for any reason other than cause or the death or disability of executive, then the executive will be entitled to the severance benefits described above with respect to a termination without cause except that the severance period shall be reduced by the number of days between the date of the non-renewal notice and the termination of executive’s employment.

          As defined in the employment agreements:

          “Asset Sale” means the sale of our assets (including the stock or assets of our subsidiaries) to which 90% or more of our consolidated sales volume is attributable.

          “Cause” means the following, provided that, in the case of circumstances described in the fourth through sixth clauses below, we must have first given written notice to executive, and executive must have failed to remedy the circumstances as determined in the sole discretion of the Board of Directors within 30 days after such notice:

•	fraud or dishonesty in connection with executive’s employment or theft, misappropriation or embezzlement of our funds;

•

conviction of any felony, crime involving fraud or knowing misrepresentation, or of any other crime (whether or not such felony or crime is connected with his employment) the effect of which in the judgment of the Board of Directors is likely to adversely affect us or our affiliates;

•	material breach of executive’s obligations under the employment agreement;

•	repeated and consistent failure of executive to be present at work during normal business hours unless the absence is because of a disability as defined in the agreement;

•	willful violation of any express direction or requirement established by the Board of Directors, as determined by a majority of Board of Directors;

•

insubordination, gross incompetence or misconduct in the performance of, or gross neglect of, executive’s duties under the employment agreement, as determined by a majority of the Board of Directors; or

•	use of alcohol or other drugs which interfere with the performance by executive of his duties, or use of any illegal drugs or narcotics.

          “Change of control” of means an “asset sale” or a “change in majority stock ownership.”

          “Change in majority stock ownership” means the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, referred to as the “Exchange Act”), including any affiliate or associate as defined in Rule 12b-2 under the Exchange Act of such person, or any group of persons acting in concert, other than us, any trustee or other fiduciary holding securities under an employee benefit plan of ours, or any corporation or other entity owned, directly or indirectly, by our shareholders in substantially the same proportion as their ownership of capital stock of us, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of our then outstanding securities.

          “Involuntarily terminated” means:

•	any termination of the employment of executive by us other than for cause, death or disability; or

•	any termination of employment of the executive by executive following:

	o	a material diminution in the executive’s base compensation;

	o	a material diminution in the executive’s authority, duties, or responsibilities;

o

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including a requirement that a executive report to a corporate officer or employee instead of reporting directly to the board of directors;

	o	a material diminution in the budget over which the executive retains authority;

	o	a material change in the geographic location at which the executive must perform the services; or

	o	any other action or inaction that constitutes a material breach by us under the agreement.

Provided, however, that with respect to any termination by executive pursuant to the foregoing, executive shall have first provided notice to us of the existence of the condition proposed to be relied upon within 90 days of the initial existence of the condition, and shall have given us a period of 30 days during which we may remedy the condition and we shall have failed to do so during such period.

          The change in control provisions that we use contain a “double trigger” requirement, meaning that for an executive to receive a payment under the change of control provision, there must be both a change of control, as defined in the applicable agreement, and an involuntary termination of the executive’s employment. The double trigger requirement was chosen to prevent us from having to pay substantial payments in connection with a change in control where an executive had not suffered any adverse employment consequences. However, all stock options will vest and become immediately exercisable upon a change of control, regardless of whether the executive is involuntarily terminated.

          Disability Benefits for Certain Named Executive Officers. We provide all of our full-time salaried employees with short-term disability benefits for six months. We also maintain a disability insurance policy on behalf of certain members of our senior management, including our Named Executive Officers, which is in addition to the disability benefits that we maintain for our salaried employees. In the event that any of these executives became disabled, as provided in their respective policies, was unable to return to the performance of their duties after six months and was terminated as an employee effective as of December 31, 2013, they would be paid monthly benefits until age 65 as follows: Mr. Gorder - $8,370 per month; Mr. Geraci - $6,450 per month; Mr. Gonsior - $5,860 per month; Mr. Conger - $3,000 per month; Mr. Gruenhagen - $6,935 per month; and Mr. Longval $3,250 per month.

          Equity Plans. Our Named Executive Officers hold unvested stock options under our 2001 Stock Option Plan and our 2006 Equity Incentive Plan. All options under the 2001 Stock Option Plan are vested.

          Under our 2006 Equity Incentive Plan, all unvested options will automatically accelerate and become vested upon the death, disability, retirement of the holder or upon a change of control of us, as defined in that Plan.

          Under both the 2001 Stock Option Plan and 2006 Equity Incentive Plan, options held by an employee whose employment is terminated for cause, as defined in those plans, will terminate immediately. In addition, under the 2006 Equity Incentive Plan, the voluntary resignation of employment by an employee will not result in the acceleration of unvested options.

Certain Relationships and Related Party Transactions

          Mr. Gorder, our president, chief executive officer and a director, is a general partner (with a one-third interest) of Arden Partners I, L.L.P., a Minnesota limited liability partnership, referred to as Arden, that owns and leases to us property under a lease entered into in 1991, which we use as a manufacturing facility. In October 2013, the lease was renewed with a term expiring on October 31, 2016. Under the lease, we pay Arden a base monthly rent of approximately $31,007 plus real estate taxes and other charges. In 2013 and 2012, we paid Arden approximately $486,000 and $490,000, respectively, for rent, real estate taxes and other charges. Mr. Gorder’s interest in such payments was approximately $162,000 and $163,000 in 2013 and 2012, respectively.

          We use the law firm of Blank Rome LLP for legal services. A partner of that firm, David A. Dorey, is the son-in-law of the Chairman of our Board of Directors, Mr. McKenna; however, the legal services are provided by other attorneys at that firm and not by Mr. Dorey. In 2013 and 2012, we paid that firm approximately $228,000 and $174,000, respectively, for legal services and costs. The interest of Mr. Dorey in such amounts is not determinable.

          The foregoing transactions were approved by the disinterested members of the Audit Committee pursuant to its written policy applicable to related party transactions.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

          As described in detail under the heading “Executive Compensation” beginning on page 17 of this Proxy Statement, our executive compensation program is designed to attract and retain talented and dedicated executive officers and to align a significant portion of their compensation with our business objectives and performance and the interests of our shareholders. We believe that our program creates an environment of shared risk between our executive officers and our shareholders by including equity based awards and cash compensation based on financial performance as part of our executive compensation program. We believe that our executive compensation program should focus management’s attention on achieving both annual performance targets and profitable growth over a longer time period. The program is designed to reward management for the achievement of both short and long term strategic objectives as established by the Board of Directors. Additional details about our executive compensation programs, including information about executive compensation for the fiscal year ended December 31, 2013, are described under the section entitled “Executive Compensation” which begins on page 17 of this Proxy Statement.

          Securities laws require that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executives Officers as disclosed in this proxy statement at least once every three years, commonly known as a “say-on-pay” proposal. In accordance with the shareholders’ advisory vote on the frequency of the say-on-pay vote that was held at the 2013 annual meeting of shareholders, the Board of Directors has determined to hold the say-on-pay vote on executive compensation every year until the Company holds another advisory vote on the frequency of the say-on-pay vote.

          We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for shareholder vote at the annual meeting:

          “RESOLVED, that the shareholders of IntriCon Corporation hereby APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed in the Proxy Statement for the 2014 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion that accompany the compensation tables.”

          This say-on-pay vote is advisory, and therefore not binding on the Corporation, the Compensation Committee or our Board of Directors. Our Board and our Compensation Committee value the opinion of our shareholders and to the extent there is any significant vote against the compensation of Named Executive Officers as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Proxies submitted without direction pursuant to this solicitation will be voted “for” approval of the compensation of our Named Executives Officers as disclosed in this proxy statement.

          The Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF AUDITOR

          The Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2013 was the firm of Baker Tilly Virchow Krause, LLP (previously known as Virchow, Krause & Company, LLP), referred to as “Baker Tilly.” Baker Tilly was engaged as independent auditor beginning in August 2005. Services provided to the Corporation and its subsidiaries by Baker Tilly in 2013 and 2012 are described below under “Independent Registered Public Accounting Firm.” The Audit Committee of the Board of Directors has appointed Baker Tilly to serve as the independent registered public accounting firm for the year ending December 31, 2014. Shareholders will be asked to ratify this appointment. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment. If the shareholders do not ratify the appointment of Baker Tilly, the selection of independent registered public accounting firm may be reconsidered by the Audit Committee; provided however, the Audit Committee retains the right to continue to engage Baker Tilly. Notwithstanding the ratification of Baker Tilly as the Corporation’s independent registered public accounting firm for the year ending December 31, 2014, the Audit Committee retains the right to replace Baker Tilly at any time without shareholder approval. A representative of Baker Tilly is expected to be present at the annual meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she so desires.

Independent Registered Public Accounting Fee Information

          Fees for professional services provided by Baker Tilly, the Corporation’s independent auditor, for the fiscal years ended December 31, 2013 and 2012 in each of the following categories were:

Services Rendered (1)	2013	2012

Audit Fees	$210,440	$216,413
Audit-Related Fees	17,800	18,700
Tax Fees	—	—
All Other Fees	—	—

Total	$228,240	$235,113

(1)

The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years. Does not include: foreign statutory audit fees of $28,481 and $25,650 for 2013 and 2012, respectively by Baker Tilly TFW, LLC, a firm that is also an independent member firm of Baker Tilly International, for audits of the Corporation’s foreign subsidiaries.

          Audit Fees. The audit fees for 2013 and 2012 include fees for professional services rendered for the audit of the Corporation’s annual financial statements included in the Corporation’s Form 10-K Reports, the review of the financial statements included in the Corporation’s Form 10-Q Reports, and professional services rendered for a required review of the Corporation’s other SEC filings.

          Audit-Related Fees. The audit-related fees for 2013 and 2012 include fees for audits of the Corporation’s employee benefit plan and professional services rendered for a required review of the Corporation’s royalty arrangements.

          All Other Fees. There were no other fees billed for 2013 and 2012.

          Tax Fees. We did not use Baker Tilly for tax services in 2013 or 2012.

Auditor Independence

          The Audit Committee has considered the nature of the above-listed services provided by Baker Tilly and determined that the provisions of the services are compatible with Baker Tilly maintaining its independence.

Pre-Approval Policy

          The Audit Committee has established pre-approval policies and procedures pursuant to which the Audit Committee pre-approved the foregoing audit and permissible non-audit services provided by Baker Tilly in 2013.

Audit Committee Report

          The Audit Committee has prepared the following report on its activities with respect to the Corporation’s audited consolidated financial statements for the year ended December 31, 2013, which are referred to herein as the Corporation’s audited consolidated financial statements:

•	The Audit Committee has reviewed and discussed the audited consolidated financial statements with management.

•

The Audit Committee has discussed with Baker Tilly, the Corporation’s independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Audit Committee has received the written disclosures and the letter from Baker Tilly required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committees concerning independence, and has discussed with Baker Tilly their independence.

•

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

The Audit Committee

Nicholas A. Giordano, Chairman
Robert N. Masucci
Michael J. McKenna
Philip N. Seamon

          The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm for 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s executive officers and directors and persons who own more than ten percent of a registered class of the Corporation’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Corporation with copies of these reports.

          Based on the Corporation’s review of the copies of these reports received by it and written representations, if any, received from reporting persons with respect to the filing of reports of Forms 3, 4 and 5, the Corporation believes that all filings required to be made by the reporting persons for fiscal year 2013 were made on a timely basis.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

          Under the Corporation’s bylaws, shareholder proposals with respect to the 2015 Annual Meeting of Shareholders, including nominations for directors, which have not been previously approved by the Board of Directors, must be submitted to the Secretary of the Corporation no later than November 18, 2014. Any such proposals must be in writing and sent either by personal delivery, nationally recognized express mail or United States mail, postage prepaid to Corporate Secretary, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112. Each nomination or proposal must include the information required by the bylaws. All late or nonconforming nominations and proposals may be rejected by the officer presiding at the meeting.

          Shareholder proposals for the 2015 Annual Meeting of Shareholders must be submitted to the Corporation by November 18, 2014 to receive consideration for inclusion in the Corporation’s Proxy Statement relating to the 2015 Annual Meeting of Shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8, and any applicable requirements set forth in the bylaws.

          In addition, shareholders are notified that the deadline for providing the Corporation timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Corporation’s 2015 Annual Meeting of Shareholders is November 18, 2014. As to all such matters which the Corporation does not have notice on or prior to November 18, 2014, discretionary authority shall be granted to the persons designated in the Corporation’s Proxy related to the 2015 annual meeting of shareholders to vote on such proposal.

ANNUAL REPORT TO SHAREHOLDERS

          A copy of the Corporation’s 2013 Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC is being mailed to each shareholder with this Proxy Statement.

          The Corporation files reports and other information with the Securities and Exchange Commission, referred to as the “SEC.” Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Corporation’s SEC filings are also available on the SEC’s web site at http://www.sec.gov.

          EACH SHAREHOLDER CAN OBTAIN A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES FOR THE YEAR ENDED DECEMBER 31, 2013 AS FILED WITH THE SEC, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A

WRITTEN REQUEST TO: INTRICON CORPORATION, 1260 RED FOX ROAD, ARDEN HILLS, MINNESOTA 55112 ATTN: SCOTT LONGVAL.

HOUSEHOLDING

          In order to reduce printing costs and postage fees, the Corporation has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to shareholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of the Corporation’s annual report and proxy statement, unless the Corporation receives contrary instructions from a street name holder at that address. The Corporation will continue to mail a proxy card to each shareholder of record.

          The Corporation undertakes to promptly deliver separate copies of the Corporation’s proxy statement and annual report upon written or oral request. If you prefer to receive multiple copies of the Corporation’s proxy statement and annual report at the same address, you may obtain additional copies by writing to IntriCon Corporation, Attention: Scott Longval, Chief Financial Officer, 1260 Red Fox Road, Arden Hills, Minnesota 55112 or by calling Mr. Longval at (651) 604-9526. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting the Corporation in the same manner.

OTHER MATTERS

          The Corporation is not presently aware of any matters (other than procedural matters) that will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Corporation did not receive notice by November 20, 2013 were to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Scott Longval
Chief Financial Officer, Treasurer
and Secretary

INTRICON CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 22, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68074-P45614	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTRICON CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except

1.	Election of Directors	☐	☐	☐

Nominee:

01) Robert N. Masucci

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	An advisory vote to approve executive compensation, as described in the Proxy Statement, referred to as “say-on-pay.”					☐	☐	☐

3.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as IntriCon Corporation’s independent registered public accounting firm for fiscal year 2014.					☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M68075-P45614

INTRICON CORPORATION
ARDEN HILLS, MINNESOTA 55112

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints SCOTT LONGVAL and MICHAEL GERACI, and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote all the Common Shares of IntriCon Corporation held of record by the undersigned on February 20, 2014, at the annual meeting of shareholders to be held on April 23, 2014, or any postponement or adjournment thereof.

All proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in IntriCon Corporation’s Proxy Statement.

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED: (1) FOR THE ELECTION OF THE DIRECTOR NOMINEE LISTED ON THE REVERSE SIDE; (2) FOR THE APPROVAL OF THE CORPORATION’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE PROXY STATEMENT; AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF BAKER TILLY VIRCHOW KRAUSE, LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, SAID PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH HIS OR HER BEST JUDGMENT.

By signing this proxy, you hereby acknowledge receipt of the 2013 Annual Report to Shareholders, Notice of the Corporation’s 2014 Annual Meeting of Shareholders and the Corporation’s Proxy Statement.

Continued and to be signed on reverse side